As filed with the Securities and Exchange Commission on November 13, 1997
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             ----------------------

                               LECTEC CORPORATION
             (Exact name of registrant as specified in its charter)

           Minnesota                                       41-1301878
(State or other jurisdiction of)             (I.R.S Employer Identification No.)
 incorporation or organization

                             10701 Red Circle Drive
                           Minnetonka, Minnesota 55343
                                 (612) 933-2291
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                            Copy to:
               Rodney A. Young                           Timothy S. Hearn
             LecTec Corporation                        Dorsey & Whitney LLP
           10701 Red Circle Drive                     Pillsbury Center South
         Minnetonka, Minnesota 55343                  220 South Sixth Street
               (612) 933-2291                         Minneapolis, MN 55402
     (Name, address, including zip code,                 (612) 340-7802
       and telephone number, including
      area code, of agent for service)

                             ----------------------

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            CALCULATION OF REGISTRATION FEE

==============================================================================================
                                              Proposed           Proposed
     Title of Each           Amount            Maximum            Maximum           Amount of
  Class of Securities         to be        Offering Price        Aggregate        Registration
   to be Registered        Registered        Per Share*       Offering Price*          Fee
----------------------------------------------------------------------------------------------
     Common Stock
   ($.01 par value)      221,948 shares        $6.125          $1,359,431.50         $412.00
==============================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on November 10, 1997, as reported on the Nasdaq National Market.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1997

                                   PROSPECTUS

                               LECTEC CORPORATION

                                   ----------

                         221,948 SHARES OF COMMON STOCK
                                ($.01 PAR VALUE)

                                   ----------

     This Prospectus relates to an aggregate of 221,948 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of LecTec Corporation, a Minnesota corporation ("LecTec" or the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." LecTec will not receive any proceeds from the sale of the Shares. LecTec has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     The Shares offered hereby were acquired by the Selling Shareholders in a private transaction in October 1997. The Shares are "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the Nasdaq National Market under the trading symbol "LECT". On November 10, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $6.25 per share.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LECTEC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                The date of this Prospectus is November __, 1997.

                              AVAILABLE INFORMATION

         LecTec is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by LecTec can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of LecTec is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning LecTec may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which LecTec has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding issuers that fil electronically with the Commission. The address of such site is http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of LecTec which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

         (a)      Annual Report on Form 10-K for the year ended June 30, 1997;

         (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

         (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated August 28, 1987 and any amendment or report filed for the purpose of updating such description.

         All documents filed by LecTec pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         LecTec will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to the Chief Financial Officer, LecTec Corporation, 10701 Red Circle Drive, Minnetonka, Minnesota 55343, telephone number (612) 933-2291.

                               LECTEC CORPORATION

         LecTec Corporation designs, manufactures and markets resting diagnostic electrocardiograph ("ECG") electrodes, conductive and non-conductive adhesive hydrogels, medical tapes and patches for the topical application of drugs or other therapeutic compounds. LecTec markets its products to medical products distributors, physician clinics, hospital purchasing groups, hospitals, consumers through retail distribution channels, original equipment manufacturers
(OEMs) and direct selling groups. All of the products manufactured by LecTec are designed to be highly compatible with skin, the largest organ of the human body.

         LecTec developed one of the first solid gel disposable ECG electrodes, which did not require the use of aqueous conductive gels in order to maintain contact with the skin. LecTec has since continued to develop, manufacture and market electrodes, as well as hydrogels, medical tapes, topical drug delivery systems, patches and therapeutic products.

         LecTec holds domestic and foreign patents on various products. LecTec, through its research and development efforts, is investigating new systems and products for topical drug delivery, new conductive-adhesive hydrogel polymers, medical tapes and wound care treatments, as well as a smoking cessation pill, and refining existing technologies for product line extensions and for new markets.

         LecTec was organized in 1977 as a Minnesota corporation. Its principal executive office is located at 10701 Red Circle Drive, Minnetonka, Minnesota 55343, and its telephone number is (612) 933-2291.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information, as of November 13, 1997, as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                 Number            Maximum             Number
                               of Shares           Number            of Shares
                              Beneficially     of Shares to be      Beneficially
                              Owned Prior      Sold Pursuant to     Owned After
           Name               to Offering      this Prospectus      Offering (1)
           ----               -----------      ---------------      ------------

Larry Miller (2)                 78,831             67,395             11,436
Kent McCreight (3)               33,197             31,987              1,210
Wyman Lo                         30,720             30,720                  0
Kate Billings (4)                23,028             23,028                  0
Richard & Marlys Lynch           12,763             12,763                  0
Jerry Schildroth                  9,522              9,522                  0
Francis Onwualu (5)               7,972              7,959                 13
Alligator Investment Group (6)
  Attn: David Kelly               7,618              7,618                  0
Maya Tandon                       4,275              4,275                  0
Chris Palm                        3,999              3,999                  0
Terry & Stan Scott                3,999              3,999                  0
Carolyn Greene                    2,984              2,984                  0
Jane Gilchrist                    2,785              2,785                  0
Basil & Margaret Pace             1,996              1,996                  0
Gary Petrucci                     1,996              1,996                  0
Norman Lo                         1,981              1,981                  0
Dean Akins                        1,904              1,904                  0
Patrick Reynolds                  1,866              1,866                  0
Melvin Awes (7)                     762                762                  0
Harvette Gray                       995                995                  0
Roland Thomas                       995                995                  0
Jan Magrane                         419                419                  0
                                -------            -------             ------

   Total                        234,607            221,948             12,659

-------------------

(1)  Assumes the sale of all Shares covered by this Prospectus.

(2) Mr. Miller served as a director of Pharmadyne Corporation, a majority owned subsidiary of the Company, for a period of time including the time period from November 1994 until January 1996.

(3) Mr. McCreight served as a director of Pharmadyne Corporation for a period of time including the time period from November 1994 to October 1996. Mr. McCreight served as the Chairman of the Board of Directors of Pharmadyne Corporation from February 1996 to October 1996.

(4) Ms. Billings served as the President and Chief Executive Officer of Pharmadyne Corporation for a period of time including the time period from November 1994 to January 1996. Ms. Billings also was a director of Pharmadyne Corporation during the same time period.

(5) Mr. Onwualu served as a director of Pharmadyne Corporation from July 1994 to January 1996.

(6) Alligator Investment Group is a general partnership organized under the laws of the State of Minnesota.

(7) Mr. Awes served as a director of Pharmadyne Corporation from July 1994 to January 1996.

                              PLAN OF DISTRIBUTION

         The Shares will be offered and sold by the Selling Shareholders for their own accounts. LecTec will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. LecTec has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell a principal, or both. As of the date of this Prospectus, LecTec is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

         Whenever a particular offering of Shares is to be made pursuant to this Prospectus, to the extent required, this Prospectus will be updated to reflect the name of the Selling Shareholders for whose account Shares are to be so offered, the number of Shares so offered for such Selling Shareholder's account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and those Selling Shareholders for whose account such offering is being made.

         The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Grant Thornton LLP, independent certified public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for LecTec by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fee.....................................   $   412.00
          Accounting Fees and Expenses.............................   $ 3,500.00
          Legal Fees and Expenses..................................   $ 4,000.00
                                                                      ----------
                   Total...........................................   $ 7,912.00

         All fees and expenses other than the Commission registration fee are estimated. The expenses listed above will be paid by LecTec.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterest quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

         LecTec's Bylaws provide that the Company's directors, officers, committee members and other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act.

         The Company maintains a directors and officers insurance policy.

ITEM 16.  LIST OF EXHIBITS

         5        Opinion of Dorsey & Whitney LLP

         23.1     Consent of Grant Thornton LLP

         23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)

         24       Powers of Attorney

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for purposes of determining any liability under the Securities Act of 1933, each shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on November 13, 1997.

                                      LECTEC CORPORATION



                                      By    /s/ Rodney A. Young
                                         ---------------------------------------
                                         Rodney A. Young,
                                         Chairman, Chief Executive Officer and
                                         President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 13, 1997.


          Signature                                 Title
          ---------                                 -----

 /s/ Rodney A. Young                Chairman, Chief Executive Officer and
--------------------------------    President (principal executive officer)
        Rodney A. Young

 /s/ Deborah L. Moore               Chief Financial Officer (principal financial
--------------------------------    and accounting officer)
       Deborah L. Moore


Paul O. Johnson*                    Director


Donald C. Wegmiller*                Director


*By /s/ Rodney A. Young
    --------------------------------------
    Rodney A. Young, as Attorney-In-Fact